EXHIBIT 10.49

Mr. Robert L. Pevenstein
5283 Golden Sky Court
Columbia, MD 21045

Dear Bob:

Welcome to UNC!

It is with great pleasure that I summarize and confirm the employment details upon which we have agreed.

Your position will be Vice President and Controller, reporting directly to me as Executive Vice President and Chief Financial Officer. You will be joining UNC Incorporated at the earliest possible date; however, in no case will this be later than 30 days after giving notice to your current employer.

Your base salary will be $110,000 (annualized) and will be reviewed periodically in accordance with the Company's salary review policies. You will have an opportunity to earn Incentive Compensation equal to as much as 30% of your base salary (pro-rated in 1987 to reflect the number of months you will have been with UNC). In addition, you will receive a $3,000 per year allowance for car expenses and other perquisites.

Your responsibility will include the full scope of controllership functions, i.e. general accounting, taxes, public and SEC reporting, operations analysis, annual operating plan preparation, asset management and working capital performance, and acquisition, divestiture and capital expenditure analysis.

We have recommended to the Chairman of the Compensation Committee of the UNC Board of Directors that, incident to employment, you be granted options on 20,000 UNC Incorporated shares. Certain of these options will be Incentive Stock Options (ISOs) with the remainder being Non-Qualifying Options. The date of the grant will be either your starting date or the date of the Committee approval, whichever is the latter. Vesting is as follows: 5% on the date of grant, 20% on each January 2 thereafter until the award is totally vested.

You will be a participant in our Supplementary Executive Retirement Plan
(SERP).

Beginning on January 1, 1988, you will be eligible for UNC's's Retirement Income Savings Plan (RISP), our 401 (k) plan wherein each year we deposit an amount equal to 2% of your annual salary and match the first 4% of your savings, dollar-for-dollar. Your savings in the RISP, to a maximum of $7,000, are before-tax dollars.

A Change-in-Control letter will be provided.

Also, in the event of involuntary termination, for any reason other than for cause or a Change-in-Control, you would be entitled to six (6) months of salary and employee benefits continuance from the termination date.

In addition to the above, you will be entitled to participate in any other programs and benefits available generally to executive officers of the Company.

Bob, I think I have covered all the bases. If you agree, please sign below. (Return one signed copy to me and retain the other for your files.)

I feel very good about this, Bob. I think both of us have made the right decision.

Sincerely,



/s/ G. Vern Diedrick
GVD/ad

ACCEPTED:

/s/ Robert L. Pevenstein